COMPLIANCE SERVICES AGREEMENT


This Agreement is made as of the 1st day of November, 2006, by and among ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST (the "VIP Trust"), a Delaware business trust, ALLIANZ VARIABLE INSURANCE PRODUCTS FUND OF FUNDS TRUST (the "FOF Trust," and together with the VIP Trust, the "Trusts"), a Delaware business trust, and ALLIANZ LIFE ADVISERS, LLC ("AZLA"), a Minnesota limited liability company.

WHEREAS, each of the Trusts is registered under the Investment Company Act of 1940, as amended, (the "1940 Act") as an open-end, management series-type investment company with several outstanding series (collectively, the "Funds"); and

WHEREAS, AZLA provides compliance oversight designed to assure that the management of the Trusts' assets by AZLA and, in the case of the VIP Trust, by the various subadvisers (the "Subadvisers") with which AZLA enters into subadvisory agreements from time to time, in each instance with the approval of the Board of Trustees of the VIP Trust, meets the applicable requirements of the 1940 Act; and

WHEREAS, the Trusts desire that AZLA provide, and AZLA is willing to provide, such compliance oversight services;

NOW, THEREFORE, in consideration of the promises and the covenants herein set forth, the Trusts and AZLA hereby agree as follows:

1. SERVICES AND STAFFING. The personnel responsible for providing compliance oversight services under this agreement shall be employees of AZLA, or its parent, Allianz Life Insurance Company of placeNorth America. Under normal circumstances, such personnel shall consist of a Deputy Chief Compliance Officer and a Senior Compliance Officer. Such personnel shall be responsible for (a) assisting the Funds' Chief Compliance Officer in maintaining and implementing the Funds' written compliance policies and procedures adopted under SEC Rule 38a-1 (collectively, the "Fund Compliance Program") (b) overseeing compliance services provided by third-party service providers and reviewing periodic reports prepared by personnel of AZLA and personnel of the Trusts' third-party and affiliated service providers, including the Subadvisers; and (c) making such inquiries of, including, but not limited to, formal due diligence meetings with, such personnel as AZLA's Chief Compliance Officer shall deem appropriate to provide reasonable assurances that the management of the Trusts' portfolios complies with the 1940 Act and other applicable legal and regulatory requirements; and.

2. FEES. In compensation for the compliance oversight services, the Trusts shall pay to AZLA an amount equal to (a) 50% of (i) the annual cash compensation (salary plus discretionary bonus), (ii) the cost of benefits, and (iii) allocated office overhead for the position of Senior Compliance Officer and (b) 100% of (i) the annual cash compensation (salary plus discretionary bonus), (ii) the cost of benefits, and (iii) allocated office overhead for the position of Deputy Chief Compliance Officer. Such fees shall be paid to AZLA within 15 business days after the end of each calendar quarter.
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3.   RECORDKEEPING.  AZLA shall maintain records of the cash  compensation,  the cost of benefits, and allocated office overhead for each of the Senior Compliance Officer and the Deputy Chief Compliance Officer. Such records shall be available to the Trusts upon request.

4. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of placeStateMinnesota.

5.   AMENDMENTS. This Agreement may be amended only in writing.

6. TERMINATION. This Agreement may be terminated by any party, with or without cause, upon 60 days' written notice.

7. ENTIRE AGREEMENT. This Agreement supersedes all prior agreements between the parties for any or all of the services described herein.

8. MULTIPLE ORIGINALS. This Agreement may be executed in two or more counterparts, each of when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.


IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.



                    ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST


                      By: /s/ Jeffrey Kletti

                      Title: President



                      ALLIANZ VARIABLE INSURANCE PRODUCTS FUND OF FUNDS TRUST


                      By: /s/ Jeffrey Kletti

                      Title: President



                      ALLIANZ LIFE ADVISERS, LLC


                      By: /s/ Brian Muench

                      Title: Vice President